Exhibit 99.1

SB Financial Second Quarter 2015 Financial Results

SB Financial Group, Inc. (NASDAQ:SBFG)

Q2 2015 Earnings Conference Call

July 28, 2015 14:00 ET

Executives

Melissa Short - Executive Assistant Corporate Secretary

Mark Klein - President, CEO

Tony Cosentino - EVP, CFO

Analysts

Chas Craig - Meliora Capital

Operator

Good day and welcome to the SB Financial's Second Quarter 2015 Financial Results Conference Call and Webcast. At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen- only mode. We will begin with remarks by management and then open the conference up to the investment community for question and answers.

I will now turn the conference over to Melissa Short. Please go ahead.

Melissa Short

Good afternoon, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our Web site at www.yoursbfinancial.com under Investor Relations. Joining me today are Mark Klein, Chairman, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, let me add that this call may contain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good afternoon, everyone. Welcome to our second quarter webcast for the year. As with prior quarters, we issued our earnings release yesterday and of course those details can be accessed on our Web site.

First, I'd like to make some general comments on our overall performance this past quarter and then Tony Cosentino, our CFO will provide more color on those underlying metrics. Finally, I'll close with some of our perspectives on some of the markets that we serve.

1/6

Highlights for the quarter include net income was $1.99 million or $0.36 a share represent a significant increase over 59% or approximately $746,000 over the prior year quarter and a strong 33% over the linked quarter. Considering our recent preferred convertible issue last year fully converted, our net income available to common is up over 37% with earnings per share of $0.31. This quarterly performance represents a fully diluted earnings per share improvement of over 35% from the linked quarter of $0.23.

Top line revenue grew 19.5% over the prior year quarter and 11.8% over the linked quarter, expenses 2.9 and 2.6 increase respectively. The efficiency ratio improved also to 66.3% or 12% improvement over the prior year quarter and an 8% improvement over the linked quarter. Wealth management revenue a focus for us increased to $666,000 a 2.6% increase over the prior year quarter and 1.1% over the linked quarter.

Mortgage volume remained robust for our company. Origination volume for the quarter was over $93 million or an improvement of over 40% over the prior year quarter and 25% over the linked quarter. Likewise, our servicing portfolio increased to $726 million representing an improvement of 15.7% over the prior year quarter and 5.6% over the linked quarter. As a quality metrics and portfolio performance continue to improve and SBA loan generation strategy continues to build momentum.

Driving our performance improvement was an expanded residential real estate strategy that included net mortgage banking revenue of $2.2 million, net SBA revenue of $231,000, improved net interest margins and constrained operational expenses. As with prior quarters to ensure we remain on path of improvement we continue to pursue five key strategic initiatives we identified in 2014 to lead to that high performance goal. These five remain our focus diversifying those revenue streams, strengthening our penetration in all market served, expanding product service utilization with new and existing clients, delivering those operational gains and excellence and sustaining our asset quality.

And now just a little bit on each of those with regard to revenue diversity. A foundation of our top quartile performance remains our ability to generate over 43% of our total revenue this quarter in non-interest income. Our peer group leading profile remains entrenched in our three key drivers, loan sale gains from residential real estate, agriculture and SBA loan sales, assets under management and new wealth management division and deposit service fees.

Loan sale gains continue to provide the bulk of our earnings momentum. Mortgage banking net revenue expanded over 67% from the year ago quarter and 57% from the linked quarter. This improvement is reflected in our gain on sale percentage as well as increased loan volume. Our gain on sale percentage remain strong at 1.44%, while volume expanded as I mentioned to $93 million from $66 million or 40% improvement from the prior year quarter and up from $75 million from the linked quarter or 25% improvement.

The 83% or $140 million of our production to the second quarter was new money to State Bank and 17% or $29 million was refinanced loans. Our Columbus region again led the way with over $100 million followed by the Defiance region of $43 million and our newest region Findlay, Ohio that originated $9 million in just three months of operation. We now have 16 mortgage lending offers up from 13 at year-end driving our expansion in all six regions. Our plans for the third quarter and beyond are to leverage our strength in existing markets and expand into new ones as well.

Providing support to the mortgage business line was agricultural loan sale gains at $53,000 and SBA loan sale gains of $234,000. Aggregately loan sale gains provided $2.1 million or 47% of our total non-interest income and 21% of total revenue, collectively this non-interest income expansion and expense control were the drivers of the improved efficiency ratio. Emphasis remains on delivering expanded year-over-year budgeted fee income in each of these core business lines.

Wealth management continues to be a focus of our management team. Under new leadership and an expanded structure we are better prepared to serve clients and newer markets as well as expanded client relationships in existing ones. New structure, more staff and dedicated leadership in each of our markets are unearthing more opportunities to grow assets under management.

Finally, with retail deposit products aligned last year and now commercial deposits products bundled and streamlined this year we are prepared to either expand service fees and/or reduced servicing cost to improve performance.

Our second initiative continues to be to grow our market share by increasing our presence in lower share higher growth markets and we discussed this in prior quarters. As we announced last quarter, we firmly launched, our full service bank presence in one of a Ohio's more robust market Findlay, Ohio. Our full service facility with business line expertise is located adjacent to Marathon Oil and includes vast expertise in commercial lending, private client, wealth management and retail banking with market leading experts living and working. In the Findlay market, we improve our probability of claiming a competitive advantage over regional competition enhance a greater market share.

2/6

We continue to leverage our mortgage and commercial lending expertise into more households in the greater Columbus market; however, paramount to this strategic expansion is a facility to accommodate the required staffing levels. We expect to hold the grand opening of our new 11,000 square foot facility in Dublin, Ohio in mid-August. Currently, we have 21 professionals located in our Dublin office, six mortgage lenders, two commercial lenders a retail lender and now an experienced private banker and 11 support staff. However, head count will continue to increase as retail staff and small business lending positions are filled.

Third, is our desire to expand product service utilization by new and existing clients. Cross-selling additional services to clients to solve financial needs both in seasoned markets and expansion ones remains the heart of our growth initiatives led by our client experience. Also we are focused on providing additional products and services to our existing households by using filtered data from our marketing customer information files which is provided through our new software Marquis, the goal is to identify client servicing opportunities and to ensure our data mining is both prudent and efficient.

Data analytics not only enable us to do a better job at account inception but also provide a more focused approach during our proactive on-boarding efforts as well. As a result of our work our business lines expanded our net number of households by 304 this quarter to over 25,700 and the number of bank services by 1,068 to 39,300 plus. We continue to instigate meaningful conversations throughout the year with each of our clients that will potentially reveal more opportunities to grow.

Part of our commitment to the client culture at State Bank involves our business lines continuing to work interdependently. The first and far most provide prudent client solutions and secondly to drive a competitive advantage for our company. This collaborative approach produced 560 referrals to business partners this quarter that led to 270 close referrals for over $11 million of additional business to our company. Our comprehensive program of proactive client care includes all 200 bank staff and over 30 corporate member and advisory board members.

The fourth, key theme required for us to deliver on our performance improvement commitment is operational excellence. To improve our levels of service and efficiency, we continue to concentrate on the following initiatives, increasing the number of electronic statements to reduce cost, repackaging retail and commercial deposit products to reduce overhead, evaluating Edoc strategies to shorten loan processing and document delivery time, evaluating office traffic through optimized staffing efficiency and continue to grow our balance sheet and lender portfolios with existing staff and structure.

In fact loan balances we service are up approximately $16.3 million or 3.2% from the prior year quarter and $10.6 million or 2.1% for the linked quarter. Likewise deposit balances are up 7.4%, but down 2.7% for the same periods respectively. Driving loan growth for the year has been a Columbus and Toledo, Ohio regional teams.

And now the fifth and final strategy asset quality; our overall improvement is a direct result of prudent loan prospecting by lenders, comprehensive underwriting by the credit department and a thorough review process by loan quality staff. Highlights include past dues 1.24%, non-performing assets 0.76% of total assets, our allowance to total non-performing loans improved to 135%, charge offs modest at $324,000 or 6 basis points comparable to the prior year and linked quarter and marketable loans as a percentage of total loans improved to 1.34%. It was not without an increase in the quarterly provision of $150,000 over the linked quarter.

At this time, I'd like to ask Tony Cosentino to give us more details on the financials this quarter. Tony?

Tony Cosentino

Thanks Mark.

Let start with a few high level comments on some of the factors affecting our results. First, total revenue on a fully taxable equivalent basis was up 19.2% from prior year and up 11.7% from the linked quarter. Loan growth up $16.3 million over the prior year or 3.2% and we're continuing to have an impact from the early payoff of our trust preferred securities in the third quarter of 2014 which resulted an improvement in net interest margin of 18 basis points on a year-over-year basis.

Turning to the income statement, let's look at some of our strategic initiatives. On the revenue front specific margin, net interest income on a fully taxable equivalent basis was up 9.6% from the prior year and up from the linked quarter by 4.1%, end of period loan balances as we said were up $16.3 million from the prior year and up $10.6 million or 2.1% to the linked quarter. Earning asset yields decreased by 3 basis points from the prior year but rose 4 basis points from the linked quarter.

3/6

On the funding side we continue to reduce our cost of interest bearing liabilities which came in at 49 basis points for the quarter. This was down 23 basis points from the 72 basis points in the second quarter of 2014 and flat to the linked quarter. Net interest margin at 3.76% was up 16 basis points from the prior year and up 5 basis points from the first quarter.

As we said we did retire our 10.6% trust preferreds in the third quarter of 2014, which allowed us to realize significant savings and interest cost this quarter versus the prior year.

As we look at fee income for the quarter mortgage originations of $93.6 million were up $27 million or 41% from the prior year and up $18.7 million or 25% from the linked quarter. Total gains on sale came in at $1.8 million which was in excess of 2.2% on our sold volume of $80 million. Our servicing portfolio of $726 million provided revenue for the quarter of $438,000. The servicing rights on our portfolio continues to gaining value, these rights at June 30, 2015 were $6.5 million a 22% improvement over the second quarter of 2014.

We still have a slight impairment remaining of $223,000 which was reduced this quarter with a $268,000 impairment recapture. Other fee income for the quarter at $2.2 million was up 0.6% from the linked quarter and up 11.6% from the prior year. This growth was driven by our SBA and farm service agency gains of $287,000 and increases in service fees on our new relationship rewards deposit products.

Specifically as to our SBA performance this quarter and year-to-date, we sold eight loans this quarter and realized $234,000 in gains and year-to-date we have sold 12 loans with total dollar gains of $448,000. We have now booked more gains in the first six months of this year than in any of the prior three full years.

On the expense side, this quarter we were up $191,000 or 2.9% from the prior year and compared to linked quarter expenses were up 2.6%. This quarter included a higher compensation cost for mortgage and SBA commissions and the realization of annual merit increases. As we look at our year-to-date expense level we are up $757,000 or 6% for the full year and again, these increases related to higher compensation expenses mainly due to merit and increased mortgage in SBA commission.

Our efficiency ratio for the quarter came in at 66.3% reflecting the higher revenue for the quarter and lower expense levels. On a year-to-date basis efficiency ratio level of 69% has improved by 11.6% from the 2014 June year-to-date level.

As we look now to balance sheet and asset quality, our loan growth this quarter has improved from the level experienced in the first quarter of 2015, we were up $16.3 million from the prior year and $10.6 million from the linked quarter. Compared to the prior year loan growth was diverse, residential real estate led the way with $11.9 million followed by commercial real estate of $8.9 million and agricultural $2.2 million. On the deposit side, we were up from the prior year by $38.9 million a 7.4% growth rate include in that growth is an improvement in our non-interest bearing balance as a percentage of deposits to 17.1% from 16.7% a year prior.

Non-performing loans and assets continue to decline in the second quarter 2015, total non-performing assets now stand at $5.4 million, 97% of which are in loans and 3% or just $180,000 in OREO properties. This level of non- performing assets is down $803,000 from the year ago second quarter and down $797,000 from the linked quarter. Included in our non-performing asset total is $1.6 million in accruing restructured credit. These restructured loans which were nearly all maturity extensions added 22 basis points were non-performing loans. Absentees accruing restructured credits, our total non-performing asset ratio would be just 54 basis points.

We have three large credits that comprise 44% of our total problem assets. Our OREO balances of $180,000 or nearly all residential real estate properties and our stated value should match closely to proceeds upon disposition. Coverage of our non-performing loans with our allowance stayed above the 1 to 1 level at 135% and net annualized charge offs for the quarter were 25 basis points at $324,000 with delinquency levels remaining stable this quarter.

In summary, as we look at the first six months of 2015, net income available to common was up 17% on a diluted earnings per share basis and our trailing 12 month diluted earnings per share improved to $1.15 from $1.09 at the end of the first quarter.

I'll now turn the call back over to Mark.

4/6

Mark Klein

Thank you, Tony.

Overall, our quarterly results were quite strong and reflect significant momentum in residential real estate lending, SBA loan sale gains and number of household and services in those household as well as some modest overall loan growth. We continue to execute on our well-defined strategies across diverse geographic regions. While organic loan growth has made positive contributions to our margin revenue this year we continue to search for M&A opportunities that are strategically a good fit for a company and deliver additional scale to peers that coveted $1 billion market.

The Federal Reserve has indicated that if and when rates begin to rise later this year they will be both gradual and measured. This reassurance coupled with a one-tenth of a percent inflation in June in the U.S. for the first time in six months and a stable national unemployment level of 5.3 mirroring that of Ohio at 5.2 has kept economic activity in our markets fairly stable even with limited annual GDP growth near zero in the first quarter. We have managed to expand our total revenue over 16% during the first half of this year compared to the prior year same period.

Our performance in the first half of this year has been strong and we remain optimistic that our strategies and our intense level of execution will enable us to deliver on our vision of high performance at or above at 75% that of our peer group. Our expectation is that consistent quarterly earnings will be rewarded with that minimum a market level median PE or greater.

And now I'd like to turn the call back over to Melissa for questions and answers. Melissa?

Melissa Short

Thank you, Mark. Kerry, we are now ready for our first question.

Question-and-Answer Session

Operator

Sounds great. We will now begin the question and answer session. [Operator Instructions]

Melissa Short

While we're waiting for questions I would like to remind you that today's call will be accessible on our Web site at www.yoursbfinancial.com under Investor Relations.

Operator

Our first question comes from Chas Craig of Meliora Capital. Please go ahead.

Chas Craig

Hi, guys, how is it going?

Mark Klein

Hi, Chas. Great nice to have you.

Chas Craig

Thanks. So you guys have displayed some very good operating leverage this quarter and really the efficiency ratio has been coming down at a pretty steady clip over the last year really curious on your thoughts given your current footprint and the growth initiatives you guys have if you have one [aside to get] [ph] efficiency ratio down in the kind of 60 range may be even a little bit of sub-60?

Mark Klein

Yes, Chas. We've been pleased with our progress that we've made strategically we want to be in something in the lower half of those 60s, but clearly the additional revenue and constraining expenses has certainly provided the lift nothing is ever good enough we get the 65, we ever going to want to be 60. But, generally speaking our fee income has been a great thing and if we get a little positive GDP in at least some of our markets we could do quite well. Tony, any additional comments?

Tony Cosentino

Yes, Mark. I would say Chas, 6% growth in expenses on a year-to-date basis well below what our revenue is growing as we look out to the third and fourth quarter, we'll see a slight rise in our expenses as our new location in Dublin comes on online. But we still anticipate that revenue growth is going to outpace any of our expense growth and I would say our expenses are very well controlled where we are today. We don't have anything that's unexpected or unplanned at this point other than the branch locations we've spoken about.

5/6

Chas Craig

Okay. Very good.

Mark Klein

Thanks Chas.

Chas Craig

Thank you.

Operator

[Operator Instructions] There are no more questions in the question line up. I would like to now turn back the conference call to Mark Klein for any closing remarks.

Mark Klein

All right, thank you very much. Once again, thank you all for joining us on many, many fronts a great year for SBFG in the first half of this year. We look forward to chatting with you in October for third quarter results for 2015. Good bye and thanks for joining us.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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